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Exhibit 10.9


     [GRAPHIC OMITTED]        Neoware Systems, Inc.
                              400 Feheley Drive
                              King of Prussia, PA 19406
                              1.610.277.8300:voice
                              1.610.275.5739:fax
                              www.neoware.com



                                                     January 20, 1999


Mr. Vincent T. Dolan
265 Aldrin Drive
Ambler, PA 19002

Dear Vince:

I am pleased to offer you the position Chief Financial Officer (CFO) for Neoware Systems, Inc. reporting directly to me. The Board of Directors, the other officers and I are convinced that you possess the skills, experience, and business acumen to make significant contributions to Neoware in its quest to be a major force in the thin client computing paradigm.

The position of CFO is an executive officer position at Neoware. The compensation plan for such a position has three components: a base salary, an executive officer bonus, and options for Neoware common stock.

The CFO enjoys a biweekly salary of $4,615.39 (which would annualize to $120,000.00). The CFO position also enjoys three weeks of annual vacation earned on a pro rata basis over the course of the year.

The outline of the current FY99 bonus program is as follows. The officer's bonus pool is funded by fixed percentages applied against both revenue and operating income, with the major emphasis being on revenue. The CFO enjoys a 12.5% share of that pool which pays out 100% upon achieving the annual goals. Pay out, contingent upon Neoware generating annual positive operating income in the fiscal year, begins at 75% of the annual revenue goal and pay out is leveraged by 30% above the annual revenue goal without limitation.

I am also pleased to make available to you, contingent upon the approval of the Compensation and Stock Committee of the Board of Directors, 50,000 options to purchase Neoware common stock (NWRE). The price of those options is fixed at a price equal to the fair market value of the common stock on the first day of your employment. These options will vest in four equal annual amounts commencing one year from the date of the grant.

In addition, in the event of a change of control in the ownership of the company and if you are not offered continued employment by the successor corporation Neoware would provide up to nine months of salary and benefit continuation. This continuation will be no less than three months, but would cease at three months if individual members of the Board of Directors have been successful in assisting you in finding employment within the broad family of Safeguard Companies or elsewhere.

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Enclosed for your perusal is a summary of the benefits program offered by
Neoware Systems to all of its employees. We believe it to be very competitive for a company of our size. Details will be provided on the first day of your employment.

Upon starting your employment at Neoware you will be expected to sign certain documents bounding your behavior while an employee of Neoware and governing your behavior should you no longer be an employee of Neoware. The former is for protection of our intellectual property and proprietary information. The latter restricts you from being employed by any of our direct competitors for a period of twenty-four months and from hiring any of Neoware's employees for a similar period.

This offer is for at will employment and is valid through January 20, 1999. Please sign this document where indicated below and return it to me as soon as possible. I trust that you will start your employment as soon as possible and no later than February 1, 1999.

Vince, I am genuinely excited by the prospect of our working together again and by the value you bring to Neoware. Together with the other officers and employees of Neoware we have an opportunity to make a difference in the computing architecture deployed by major corporations throughout the world.






---------------------------------                  -----------------------------
 Accepted by Vincent T. Dolan                                 Start date




Sincerely,




Edward C. Callahan, Jr.
President and CEO


Delivered by Fax


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